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                    ALLIANCE BOND FUND, INC.

                      ARTICLES OF AMENDMENT


         ALLIANCE BOND FUND, INC., a Maryland corporation having

its principal office in the City of Baltimore (the "Corporation"),

certifies that:

         FIRST:    The charter of the Corporation is amended by

reclassifying all of the shares of High-Yield Portfolio Common

Stock as shares of Monthly Income Portfolio Common Stock.

         SECOND:   Upon effectiveness of this amendment to the

Charter:

            (a)    All the existing assets and disclosed

liabilities of the High-Yield Portfolio shall be conveyed,

transferred and delivered to the Monthly Income Portfolio and shall become assets and liabilities belonging to the Monthly

Income Portfolio;

            (b)    All of the outstanding shares of High-Yield

Portfolio Common Stock will be reclassified into that number of full and fractional shares of Monthly Income Portfolio Common

Stock, par value $.001 per share, determined by multiplying each share of High-Yield Portfolio Common Stock by the exchange ratio computed as set forth below, the product of such multiplication to be rounded to the nearest one thousandth of a full share.  The exchange ratio shall be the number determined by dividing the net asset value per share of High-Yield Portfolio Common Stock by the




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net asset value per share of Monthly Income Portfolio Common

Stock, in each case determined as of the close of regular trading on the New York Stock Exchange on the last business day

immediately preceding the effectiveness of this amendment.  Such exchange ratio shall be rounded to the nearest ten-thousandth;

            (c)    Open accounts on the share records of the

Monthly Income Portfolio in the name of each stockholder of High-

Yield Portfolio Common Stock shall be established representing the appropriate number of shares of Monthly Income Portfolio

Common Stock deemed to be owned by each such stockholder as a result of the reclassification.

         THIRD:    This amendment shall not increase the

authorized capital stock of the Corporation.  The amendment

reclassifies the 200,000,000 authorized shares of High-Yield

Portfolio Common Stock as 200,000,000 additional shares of

Monthly Income Portfolio Common Stock but does not amend the description of any class of stock as set forth in the Charter.

         FOURTH:   The amendment to the Charter of the

Corporation as hereinabove set forth has been duly advised by the

Board of Directors and approved by the stockholders of the

Corporation.

         FIFTH:    These Articles of Amendment shall be effective

as of 5:00 p.m., January 8, 1993.








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         IN WITNESS WHEREOF, ALLIANCE BOND FUND, INC. has caused

these Articles of Amendment to be signed in its name and on its behalf by its President, and attested by its Secretary, on

the 7th day of January, 1993.

         The President acknowledges these Articles of Amendment

to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects and that this statement is made under the penalties of perjury.



ATTEST:                      ALLIANCE BOND FUND, INC.

/s/ Edmund P. Bergan, Jr.          /s/ David H. Dievler
________________________     By:  ________________________
  Edmund P. Bergan, Jr.             David H. Dievler
  Secretary                         President

























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